                                                                   Exhibit 5.01


                                July 30, 1996

CyberGuard Corporation
2101 West Cypress Creek Road
Fort Lauderdale, Florida 33309


                Re:  CyberGuard Corporation--Registration
                     Statement on Form S-3 (the "Registration
                     Statement")--Opinion re Legality

Gentlemen:

        We have acted as counsel to CyberGuard Corporation, a Florida corporation (the "Company"), in connection with the preparation of the above-referenced Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), under which certain selling shareholders named therein (the "Selling Shareholders") intend to offer and sell in a public offering, from time to time, an aggregate of 433,389 shares (the "Shares") of the Common Stock, $.01 par value per share, of the Company ("Common Stock").

        The shares to be sold by Concurrent Computer Corporation, a Delaware corporation ("Concurrent") consist partly of those issued in connection with a Purchase and Sale Agreement dated as of March 26, 1996 as restated May 23, 1996 (the "Purchase and Sale Agreement") between the Company and Concurrent pursuant to which the Company sold its real-time computer business and issued 683,178 shares of its Common Stock to Concurrent in exchange for (i)
10,000,000 newly issued shares of common stock of Concurrent, par value $.01 per share, (ii) 1,000,000 newly issued shares of convertible exchangeable preferred stock of Concurrent with a 9% cumulative annual dividend payable quarterly in arrears and a liquidation preference of $8.20 per share (subject to adjustment under certain circumstances); and (iii) the assumption by Concurrent of certain (but not all) of the liabilities of the real-time computer business to be sold by the Company. The shares to be sold by each of
E. Courtney Siegel and Daniel S. Dunleavy were issued in consideration for the covenants of such persons as set forth in the respective Non-competition Agreements, each dated June 28, 1996, between themselves and the Company
(the "Non-competition Agreements").

CyberGuard Corporation
July 30, 1996
Page 2

        We have reviewed copies of the Articles of Incorporation and Bylaws of the Company, the Purchase and Sale Agreement and the Non-competition Agreements, and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

        Based upon and subject to the foregoing, we render the following opinions:

        The Shares are duly authorized, are validly issued, fully paid and nonassessable.

        We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,



                                        Holland & Knight